Exhibit 10.3
SUPPLEMENTAL BENEFITS AGREEMENT
Amended and Restated as of December 17, 2007
          This SUPPLEMENTAL BENEFITS AGREEMENT is dated as of August 19, 2004, and is entered into by and between W. R. Berkley Corporation, a Delaware corporation (the “Company”), and William R. Berkley (“Executive”).
          WHEREAS, Executive currently serves as the Company’s Chief Executive Officer and as the Chairman of the Board;
          WHEREAS, each of Executive and the Company wish to enter into an agreement (this “Agreement”) providing for certain benefits upon Executive’s retirement as the Company’s Chief Executive Officer, subject to the terms and conditions contained herein;
          WHEREAS, this Agreement was entered into as of August 19, 2004, at which time Executive became earned and vested in, and entitled to a legally binding right to, certain payments and benefits hereunder;
          WHEREAS, pursuant to Treasury Regulation § 1.409A-6(a)(3)(i), Section 409A of the Code does not apply with respect to amounts deferred prior to January 1, 2005; to wit, in the case of the Retirement Benefit, the Gross-Up Payment, and the continued health benefits (each a payment of a non-account balance plan under Section 409A of the Code) under this Agreement, the present value of the amount to which the Executive would have been entitled hereunder upon a voluntary termination for any reason on December 31, 2004, and in the case of the perquisites (part of a separate plan under Section 409A of the Code), the right to the in-kind benefits as of December 31, 2004;
          WHEREAS, all payments and benefits under this Agreement, other than (i) the increase in the present value of the Retirement Benefit after December 31, 2004, and (ii) the Gross-Up Payment, are grandfathered from the application of Section 409A of the Code pursuant to the operation of Treasury Regulation § 1.409A-6(a)(3)(i);
          WHEREAS, the Gross-Up Payment complies with Section 409A of the Code;
          WHEREAS, the Company and Executive wish to amend this Agreement effective as of December 17, 2007, only with respect to the Retirement Benefit, in order that the calculation, determination, and payment of such Retirement Benefit be in all respects compliant with the requirements of Section 409A of the Code; and
          WHEREAS, the amendments to this Agreement effective as of December 17, 2007, are being made for the sole purpose of making the Retirement Benefit compliant with Section 409A of the Code (and therefore do not constitute a material modification of any part of this Agreement under Section 409A of the Code), and shall in no way amend or affect the calculation, determination, distribution, or provision of, any payments or benefits hereunder other than the Retirement Benefit.
          NOW, THEREFORE, the parties hereto agree as follows:

          Section 1. Definitions.
          “Auditors” shall have the meaning set forth in Section 3 hereof.
          “Benefit Calculation Date” means the earliest to occur of (i) October 31, 2013, (ii) the date of Executive’s Qualifying Termination, and (iii) the date of a Change in Control.
          “Benefit Commencement Date” means the earliest to occur of (i) October 31, 2013, (ii) the date of Executive’s death, and (iii) the date of a Change in Control.
          “Board” means the Company’s Board of Directors.
          “Cause” means (i) Executive is convicted of, or pleads guilty or no contest to any felony; or (ii) Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties to the Company, resulting, in either case, in material economic harm to the Company. For purposes of clause (ii) above, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.
          “Change in Control” means any transaction that constitutes either (i) a change in the ownership of the Company within the default meaning under Treasury Regulation Section 1.409A-3(i)(5)(v) (i.e., the acquisition by a person or group of persons of stock of the Company constituting more than 50% of the total fair market value or total voting power of the stock of the Company), (ii) a change in the effective control of the Company within the default meaning under Treasury Regulation Section 1.409A-3(i)(5)(vi) (i.e., either (x) the acquisition by a person or group of persons of stock of the Company possessing 30% or more of the total voting power of the stock of the Company or (y) the replacement during any 12-month period of a majority of the members of the Board by members whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election), or (iii) a change in the ownership of a substantial portion of the Company’s assets within the default meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii) (i.e., the acquisition by a person or group of persons of assets from the Company that have a total gross fair market value equal to or greater than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Final Average Five-Year Compensation” means the average of Executive’s base salary and regular annual bonus (excluding any amounts paid under the Company’s Long-Term Incentive Plan), earned in respect of each of the five fiscal years of the Company prior to the fiscal year in which the Benefit Calculation Date occurs.
          “Good Reason” means, in each case without Executive’s consent, (i) any change in Executive’s title (including his position as Chairman of the Board) or any diminution in

Executive’s authority or responsibility; (ii) the assignment of duties or responsibilities that are inconsistent in any material respect with Executive’s position or status as Chief Executive Officer of the Company; (iii) a reduction by the Company in Executive’s rate of annual base salary or a material reduction in the value of Executive’s annual bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time thereafter; (iv) any requirement of the Company that Executive be based anywhere more than twenty (20) miles from the office where Executive is located as of the date hereof; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor, as contemplated in Section 8 hereof.
          “Gross-Up Payment” shall have the meaning set forth in Section 3 hereof.
          “Highest Average Three-Year Compensation” means the greatest three fiscal year average of Executive’s base salary and regular annual bonus earned in respect of each such fiscal year (excluding any amounts paid under the Company’s Long-Term Incentive Plan), determined by using any three consecutive fiscal years over the ten fiscal year period prior to the year in which the Benefit Calculation Date occurs.
          “Make-up Account” means a notional account which, during the period commencing upon the date of a Qualifying Termination and ending on the Benefit Commencement Date, shall be credited on each monthly anniversary of the date of such Qualifying Termination with an amount equal to one twelfth (1/12th) of the Retirement Benefit plus interest on the balance in such account at the interest rate then in effect under Section 6 of the W. R. Berkley Corporation Deferred Compensation Plan for Officers, as amended and restated December 3, 2007. For purposes of clarity, in the event the Benefit Calculation Date and the Benefit Commencement Date occur on the same date, Executive shall not be entitled to a Make-up Account.
          “Parachute Tax” shall have the meaning set forth in Section 3 hereof.
          “Payment” shall have the meaning set forth in Section 3 hereof.
          “Qualifying Termination” means the earliest to occur of (i) Executive’s resignation from employment as Chief Executive Officer of the Company for any reason; (ii) any termination of Executive’s employment by the Company other than for Cause; provided, however, that, in each case, Executive shall not be required to resign from his position as Chairman of the Board following any termination of employment in order for a Qualifying Termination to occur; or (iii) termination of Executive’s employment by reason of his death.
          “Restricted Period” means the period commencing on the date of Executive’s resignation from employment as Chief Executive Officer without Good Reason and ending on the second anniversary thereof.
          “Retirement Benefit” means an annual benefit equal to the greater of (i) $1,000,000, or (ii) fifty percent (50%) of Highest Average Three-Year Compensation, which in the case of clause (ii) shall in no event exceed one hundred fifty percent (150%) of Final Average Five-Year Compensation.

          Section 2. Benefits.
          (a) Retirement Benefit. Within thirty (30) days following the Benefit Commencement Date, Executive shall be paid the first annual Retirement Benefit, plus a lump sum amount equal to the accrued balance in the Make-up Account, if any. Thereafter, Executive shall be paid the annual Retirement Benefit on each anniversary of the Benefit Commencement Date for the remainder of his life. Upon Executive’s death, and if Executive’s spouse has not predeceased him, Executive’s spouse shall thereafter be entitled to receive, in lieu of the full Retirement Benefit that would have been payable to the Executive absent his death, fifty percent (50%) of the annual Retirement Benefit on each anniversary of the Benefit Commencement Date for the remainder of her life (and in the event that the Benefit Commencement Date occurred as a result of Executive’s death, Executive’s spouse shall also receive within thirty (30) days following the Executive’s death a lump sum payment equal to the sum of (i) fifty percent (50%) of the annual Retirement Benefit and (ii) the accrued balance in the Make-up Account, if any). Notwithstanding the foregoing, within ten (10) business days following the Benefit Commencement Date, Executive may elect for him and his spouse to receive, in lieu of the yearly Retirement Benefit set forth in this Section 2(a), an annual lifetime annuity benefit under a joint and survivor annuity based on the lives of Executive and his spouse that is the actuarial equivalent of one hundred percent (100%) of the yearly Retirement Benefits that would have otherwise been made to Executive and his spouse had no such election occurred. Notwithstanding anything herein to the contrary, in the event the Benefit Commencement Date occurs as the result of a Change in Control, Executive shall receive within thirty (30) days of such Change in Control, in lieu of the yearly Retirement Benefits provided by this Section 2(a), a lump sum amount equal to the actuarial present value of one hundred percent (100%) of the yearly Retirement Benefits that would have otherwise been made to Executive following a Benefit Commencement Date that was not a Change in Control. The following actuarial assumptions shall be applied for purposes of the preceding two sentences:

Mortality:	Based on the mortality rates under the 1994 Uninsured Pensioner Mortality Table (UP-94)
     Interest Rate: 6%
          (b) Continued Health Benefits. Following a Qualifying Termination, (i) for the remainder of Executive’s life, in the case of Executive, and for the remainder of his spouse’s life, in the case of Executive’s spouse, the Company shall provide Executive and Executive’s spouse with health insurance coverage with substantially the same level of benefits as provided to Executive and his spouse immediately prior to such Qualifying Termination; provided, that if Executive and/or his spouse become eligible to participate in any government provided health care coverage, Executive and/or his spouse shall participate in such coverage to the extent reasonably practicable, and, in such case, the level of benefits provided under this subsection (b) shall be reduced to avoid duplication of benefits. Notwithstanding the foregoing, following the date Executive and/or his spouse participate in such government provided coverage, Executive and/or his spouse shall have the right to elect not to use such government provided coverage with respect to any procedure if Executive and/or his spouse reasonably believe, in the Executive’s and/or the spouse’s discretion, that the same quality of care can not be provided through use of such coverage as the quality of care available through the Company provided coverage. Benefits provided to Executive and his spouse under this subsection (b) shall be paid by the Company;

provided, however, that with respect to Executive’s spouse, until such time that Executive’s spouse participates in the government health care coverage described above, Executive and/or his spouse shall be responsible for payment to the Company of an amount equal to any “co-pay” applicable to spouses of other employees of the Company receiving the same level of benefits.
          (c) Perquisites.
          (i) For the period commencing on a Qualifying Termination and ending on the latest to occur of (A) two (2) years following the date of such Qualifying Termination, (B) the date on which Executive ceases to serve as Chairman of the Board, or (C) the date upon which Executive ceases to provide consulting services to the Company, the Company shall provide Executive with:
            (1) continued use of the Company airplane, in a manner consistent with Executive’s historical use of such airplane prior to such Qualifying Termination; and
            (2) a car and driver at a level consistent with that provided to Executive prior to such Qualifying Termination.
          (ii) Following a Qualifying Termination, for so long as Executive requests, the Company shall provide Executive with office accommodations and support, which shall include computer and telecommunication office equipment (e.g., fax machine, copy machine, telephones, etc.), reasonable office supplies and full-time secretarial support in a manner consistent with the office accommodations and support provided to him prior to such Qualifying Termination.
          Section 3. Additional Payments.
          (a) If it is determined by a nationally recognized United States public accounting firm selected by the Company and approved in writing by Executive (the “Auditors”) that any payment or benefit made or provided to Executive in connection with this Agreement or otherwise (collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), then Company shall pay to the Executive, prior to the time the Parachute Tax is payable with respect to such Payment, an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment. The amount of any Gross-Up Payment shall be determined by the Auditors, subject to adjustment, as necessary, as a result of any Internal Revenue Service position. For purposes of making the calculations required by this Agreement, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Auditors’ determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).
          (b) The federal tax returns filed by Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Auditors with respect to the Parachute Tax payable by Executive. Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and such other documents reasonably requested by the Company evidencing such payment. If, after the Company’s payment to Executive of the Gross-Up Payment, the Auditors determine in good faith that the amount of the Gross-Up Payment should be reduced or increased, or such determination is made by the Internal Revenue Service, then within ten business days of such determination, Executive shall pay to the Company the amount of any such reduction, or the Company shall pay to Executive the amount of any such increase; provided, however, that in no event shall the Executive have any such refund obligation if it is determined by the Company (with its counsel) that to do so would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time; and provided, further, that if Executive has prior thereto paid such amounts to the Internal Revenue Service, such refund shall be due only to the extent that a refund of such amount is received by Executive.
          (c) The fees and expenses of the Auditors (and any other legal and accounting fees) incurred for services rendered in connection with the Auditors’ determination of the Parachute Tax or any challenge by the Internal Revenue Service or other taxing authority relating to such determination shall be paid by the Company.
          Section 4. Non-Competition; Consulting during the Restricted Period.
          (a) Non-Competition. In the event that Executive resigns from employment without Good Reason, Executive covenants and agrees that during the Restricted Period, with respect to any State of the United States of America or any other jurisdiction in which the Company engages in business at the time of such termination, Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that engages in activities that are materially competitive with the Company or its subsidiaries.
          (b) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of the provisions of subsection (a) above unenforceable, the other provisions of this Agreement shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under, the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.
          (c) Injunctive Relief. Without intending to limit the remedies available to the Company, but subject to subsection (e) below, Executive acknowledges that a breach of any of the covenants contained in subsection (a) above may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely; and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such actual or threatened breach of subsection (a) above, restraining Executive from engaging in activities prohibited by subsection (a) above or such other relief as may be required specifically to enforce any of the covenants in hereof.
          (d) Consulting Arrangement. During the Restricted Period, Executive agrees to be reasonably available to provide consulting services, at the request of the Board, for not more than twenty (20) hours per month. In connection with any request for Executive’s services hereunder, the Board shall give reasonable notice to Executive prior to time such services are to be performed and shall accommodate the Employee’s other professional or personal commitments to the extent reasonably possible. Executive shall not be entitled to additional compensation or fees as a result of providing such services.
          (e) No Set-Off. A breach by Executive of subsections (a) or (d) above shall not affect the right of Executive or his spouse to receive and continue to receive the Retirement Benefit and the other benefits and perquisites described in Section 2 hereof, and the Company shall have no right of set-off against any such amounts.
          Section 5. Taxes.
          The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.
          Section 6. Legal Fees.
          If any legal action or proceeding is commenced to enforce or interpret the provisions of this Agreement, or any plan, agreement or arrangement referenced in this Agreement, or to recover damages for breach thereof, all reasonable legal fees, disbursements, costs and expenses paid or incurred by Executive in connection with any such action or proceeding shall be paid or reimbursed by the Company, irrespective of the outcome thereof, provided that if such action or proceeding is initiated by Executive or in his name, Executive shall not be entitled to such payment or reimbursement if it is finally determined by a court of competent jurisdiction that such action or proceeding was frivolous and brought by Executive (or in his name) in bad faith.
          Section 7. No Mitigation.
          Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
          Section 8. Successors and Assigns.
          (a) This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.
          Section 9. Waiver and Amendments.
          Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
          Section 10. Severability.
          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
          Section 11. Governing Law.
          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
          Section 12. Section Headings.
          The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.
          Section 13. Entire Agreement.
          This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter of this Agreement and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating thereto.
          Section 14. Counterparts.
          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.
[Signatures to appear on the following page.]

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

W.R. BERKLEY CORPORATION
By:	/s/ Philip J. Ablove
	Name:	Philip J. Ablove
	Title:	Chairman, Compensation Committee

William R. Berkley

/s/ William R. Berkley